Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Eargo, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	3,549,358(2)	$4.51(3)	$16,007,604.58	$110.20 per $1,000,000	$1,764.04
Equity	Common stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	226,923(4)	$3.84(5)	$871,384.32	$110.20 per $1,000,000	$96.03
Total Offering Amounts							$1,860.07
Total Fee Offsets							—
Net Fee Due							$1,860.07

(1)
Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.0001 per share (“Common Stock”), of Eargo, Inc. (the “Company”) that may become issuable under the Company’s 2020 Incentive Award Plan (the “Plan”) and 2020 Employee Stock Purchase Plan (the “ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock. To the extent that any shares of Common Stock covered by an award under the Plan expire, lapse or are terminated or converted (in the circumstances described in the Plan), such shares of Common Stock will be available for issuance under the Plan.

(2)
Represents an aggregate of (i) 98,267 shares of Common Stock that became available for future issuance under the Plan on January 1, 2022 and 1,036,346 shares of Common Stock that became available for future issuance under the Plan on January 1, 2023, in each case as a result of the operation of an automatic annual increase provision therein, and (ii) 2,414,745 shares of Common Stock that became available for future issuance under the Plan as a result of an amendment to the Plan approved by the Company’s board of directors but subject to the requisite approval of Company’s stockholders, which the Company intends to seek at its annual meeting of stockholders to be held in 2023.

(3)
Estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee on the basis of $4.51 per share, which is the average of the high and low prices of the Common Stock on March 17, 2023, as reported on The Nasdaq Stock Market LLC.

(4)
Represents an aggregate of 19,654 shares of Common Stock that became available for future issuance under the ESPP on January 1, 2022 and 207,269 shares of Common Stock that became available for future issuance under the ESPP on January 1, 2023, in each case as a result of the operation of an automatic annual increase provision therein.

(5)
Estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee on the basis of 85% of $4.51 per share, which is the average of the high and low prices of the Common Stock on March 17, 2023, as reported on The Nasdaq Stock Market LLC. Pursuant to the ESPP, the purchase price of the shares of Common Stock reserved for issuance thereunder will be at least 85% of the lower of the fair market value of a share of the Common Stock on the first day of trading of the offering period or on the exercise date.